EXHIBIT 10.1

Share Sale and Transfer Agreement

regarding all shares in

Haleko Hanseatisches Lebensmittelkontor GmbH & Co. OHG,
Food-Tech Handelsgesellschaft mbH,
Aktivkost Handelsgesellschaft mbH,
HPH Hamburger Pharma Handelsgesellschaft mbH

of

17 June 2005

among

Weider Nutrition GmbH,

Haleko Management GmbH,

and

Atlantic Grupa d.o.o.

Hopen Investments B.V.,

Svalbard Investments GmbH

This share sale and transfer agreement (this "Agreement") is made on 17 June 2005 by

1.	Weider Nutrition GmbH, registered in the commercial register at the local court in Hamburg under registration number HRB 68089 with business address as Holsteinischer Kamp 1, 22081 Hamburg, Germany;

("Seller 1")

2.	Haleko Management GmbH, registered in the commercial register at the local court in Hamburg under registration number HRB 67421 with headquarters at Holsteinischer Kamp 1, 22081 Hamburg, Germany;

(“Seller 2”)

(Seller 1 and Seller 2 collectively referred to herein as the "Sellers")

and

3.	Atlantic Grupa d.o.o., Turinina 3, 10010 Zagreb, Croatia

("Atlantic Grupa")

4.	Hopen Investments B.V., registered in the commercial register at the trade register of the Chamber of Commerce and Industries for Rotterdam under no. 24378086

("Purchaser 1")

5.
Svalbard Investments GmbH, registered in the commercial register at the local court in Hamburg under registration number HRB 93737 with headquarters at Alsterarkaden 27, 20354 Hamburg, Germany (currently named TACITA Vermögensverwaltungsgesellschaft mbH).

("Purchaser 2")

(Purchaser 1 and Purchaser 2 collectively referred to herein as the "Purchasers")

- the Sellers and the Purchasers individually also referred to herein as the “Party”, and, collectively, as the “Parties” -

PREAMBLE

A.
Seller 1 holds, inter alia, a share in the amount of DM 50,000 (fifty thousand German Marks) in Seller 2. Seller 2 holds a partnership interest in the amount of DM 4,000 (four thousand German Marks) ("Participation 2") in Haleko Hanseatisches Lebensmittelkontor GmbH & Co. OHG (“Haleko”), a partnership organised under German law, registered in the commercial register at the local court of Hamburg under registration no. HRA 92767. The sole other partner in Haleko is Seller 1 with a partnership interest of DM 1,496,000 (one million four hundred ninety-six thousand German Marks) ("Participation 1"). Participation 1 and Participation 2 are collectively referred to herein as the "Participation". The business year of Haleko runs from 1 May to 30 April the following year. Haleko itself holds all of the shares in Multipower Nutrition S.a.r.l, Haleko Italia S.r.l. and Power Gym Ltd. Power Gym Ltd. holds 50 % of the shares in Sports Direct Ltd..

B.
Appendix A to this Agreement shows the shareholder accounts as of 30 April 2005 which are kept at Haleko for the shareholders comprising accounts for the fixed capital (Festkapitalkonten), current accounts resulting from the former transformation of Haleko GmbH into Haleko OHG (Gesellschafterverrechnungskonten aus Umwandlung), retained earnings of the shareholders (Gewinnguthaben) and current accounts for the shareholders (Gesellschafterverrechnungskonten) which result from transactions between Haleko and its shareholders.

C.	Seller 1 also holds in each of the following entities the entire stated capital with a share in

-
Aktivkost Handelsgesellschaft mbH, a private limited company organised under the laws of Germany, registered in the commercial register at the local court in Hamburg under registration number HRB 32457, with headquarters at Holsteinischer Kamp 1, 22081 Hamburg, Germany ("Aktivkost") in the nominal amount of DM 50,000 (fifty thousand German Marks) ("Share 1"); the business year of Aktivkost runs from 1 May to 30 April the following year;

-
Food-Tech Handelsgesellschaft mbH, a private limited company organised under the laws of Germany, registered in the commercial register at the local court in Hamburg under registration number HRB 37276, with headquarters at Holsteinischer Kamp 1, 22081 Hamburg, Germany ("Food-Tech") in the nominal amount of DM 100,000 (hundred thousand German Marks) ("Share 2"); the business year of Food-Tech runs from 1 May to 30 April the following year, and

-
HPH Hamburger Pharma Handelsgesellschaft mbH, a private limited company organised under the laws of Germany, registered in the commercial register at the local court in Hamburg under registration number HRB 49842, with headquarters at Holsteinischer Kamp 1, 22081 Hamburg, Germany ("HPH") in the nominal amount of DM 100,000 (hundred thousand German Marks) ("Share 3"); the business year of HPH runs from 1 May to 30 April the following year.

Share 1, Share 2 and Share 3 collectively referred to herein as the "Share".

D.
Haleko owes to Seller 1 an amount of € 831,918.76 due to unpaid interest for a loan granted from Seller 1 to Haleko in 1999. The principal has been repaid in full. The still outstanding amount does not bear any interest ("Loan").

E.
By assumption agreement of 21 December 1998, Weider Nutrition S.L. assumed a guarantee (Bürgschaft) furnished to Haleko in the amount of DM 550,000 to secure certain claims by Haleko against Food-Tech (the “Weider Spain Surety”). The Weider Spain Surety has not been enforced and is still existing.

F.	The Sellers wish to sell, and the Purchasers wish to buy, the Participation and the Share and the Loan subject to the terms and subject to the conditions set out in this Agreement.

THEREFORE, the Sellers and the Purchasers agree as follows:

1.	SALE AND PURCHASE

1.1
Pursuant to the terms and conditions set forth in this Agreement, Seller 1 hereby sells, and Purchaser 1 hereby accepts to buy, Participation 1, Share 1, Share 2 and Share 3 with commercial effect on 1 May 2005 (hereinafter the "Effective Date") free and clear of any encumbrances, together with all ancillary rights, including - as applicable - the right to receive all undistributed dividends of previous business years and the current business year.

For the avoidance of doubt, by Purchaser 1 acquiring the Participation 1 with commercial effect as of the Effective Date Purchaser 1 also assumes the existing shareholder accounts kept at Haleko for Seller 1, i.e. the fixed capital, the current account resulting from transformation and the retained earnings as set forth in Appendix A, provided, however, as regards the current account from transactions and the retained earnings account of Seller 1 those two accounts shall be set-off against each other so that Purchaser 1 only assumes the balance between those two accounts.

1.2
Pursuant to the terms and conditions set forth in this Agreement, Seller 2 hereby sells, and Purchaser 2 hereby accepts to buy, Participation 2 with commercial effect on 1 May 2005 (hereinafter the "Effective Date") each of it and free and clear of any encumbrances, together with all ancillary rights, including - as applicable - the right to receive all undistributed dividends of previous business years and the current business year.

For the avoidance of doubt, by Purchaser 2 acquiring the Participation 2 with commercial effect as of the Effective Date Purchaser 1 also assumes the existing shareholder accounts kept at Haleko for Seller 2, i.e. the fixed capital, the current account resulting from transformation and the retained earnings as set forth in Appendix A, provided, however, as regards the current account from transactions and the retained earnings account of Seller 2 those two accounts shall be set-off against each other so that Purchaser 2 only assumes the balance between those two accounts.

1.3	Pursuant to the terms and conditions set forth in this Agreement Seller 1 hereby sells, and Purchaser 1 hereby accepts to buy, the Loan with commercial effect as of the Effective Date.

2.	PURCHASE PRICE

2.1	The purchase price for the Share 1 (the "Share 1 Purchase Price") is

€ 29,300.

2.2	The purchase price for the Share 2 (the "Share 2 Purchase Price") is

€ 1.

2.3	The purchase price for the Share 3 (the "Share 3 Purchase Price") is

€ 65,914.

2.4	The purchase price for the Participation 1 (the "Participation 1 Purchase Price") is

€ 11,541,620.

2.5	The purchase price for the Participation 2 (the "Participation 2 Purchase Price") is

€ 31,247.

2.6	The purchase price for the Loan (the "Loan Purchase Price") is

€ 831,918

(the Share 1, 2 and 3 Purchase Price, the Participation 1 Purchase Price, the Participation 2 Purchase Price and the Loan Purchase Price collectively hereinafter also referred to as the "Total Purchase Price" which all together amounts to € 12,500,000 (in words: Euro twelve million five hundred thousand).

2.7
In addition, Purchasers undertake that the receivable by Haleko against Weider Nutrition Group, Inc. in the amount of € 344,198.52 is reduced by 50 % to € 172,099.26. Seller 1 undertakes that the remaining receivable in the amount of € 172,099.26 is paid to Haleko within 10 days after the date hereof.

3 + 4.	[Intentionally left blank.]

5.	COMPLETION

5.1	[Intentionally left blank.]

5.2	Payment of the Total Purchase Price

(a)	The Total Purchase Price will be paid at notarisation of the agreement by SWIFT Transaction to the following account of the Seller 1

Account No.: 075355800
Bank Code: 20070000
Bank:  Deutsche Bank AG
Swift Code: DEUTDEHH

(b)	Seller 1 herewith confirms to Purchaser 1 and Purchaser 2 the receipt of the Total Purchase Price.

For the avoidance of doubt, Seller 1 and Seller 2 will internally decide upon splitting the Total Purchase Price as between themselves. By confirming to Purchaser 1 and Purchaser 2 that the Total Purchase Price has been received by Seller 1 , the Purchaser 1 and Purchaser 2 shall be discharged from their respective obligation to pay the relevant part of the Purchase Price for the acquisition of the Shares 1, 2 and 3 and Participation 1 and Participation 2 as well as the Loan.

5.3	Shareholder resolutions

(a)
The represented notary is instructed to file immediately the shareholder resolutions attached hereto as Appendix 5.3 (a), on the resignation of Philip Cooper and where applicable, Joseph W. Baty or any other representative of the Sellers or any of their direct or indirect shareholders as a managing director of each of Aktivkost, Food-Tech, Power Gym Ltd. (UK) and HPH, with the commercial register (Handelsregister) at the local court (Amtsgericht) Hamburg as far as Aktivkost, Food-Tech and HPH are concerned, and with the relevant register, if applicable, as far as Power Gym Ltd. (UK) is concerned.

(b)
The represented notary is instructed to file immediately the shareholder resolutions attached hereto as Appendix 5.3 (b), on the termination of the domination and profit and loss transfer agreement between Seller 1 and Aktivkost.

(c)
The represented notary is instructed to file immediately the application of entry at the Commercial Register at the lower court of Hamburg of the change in ownership of the Participation attached hereto as Appendix 5.3 (c).

6.	TRANSFER OF SHARE, LOAN AND PARTICIPATIONS

6.1	Seller 1 hereby assigns and transfers Participation 1 and each of Share 1, Share 2, Share 3 to Purchaser 1 who accepts each of such assignments and transfers.

6.2	Seller 2 hereby assigns and transfers Participation 2 to Purchaser 2 who accepts such assignment and transfer.

6.3	Seller 1 hereby assigns and transfers the Loan to Purchaser 1 who accepts such assignment and transfer.

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers and Purchasers hereby agree pursuant to section 311, subsection 1, of the German Civil Code (“BGB”) (selbständiges Garantieversprechen) that the following is true as of the date hereof (unless otherwise indicated) (the “Representations and Warranties”). The Parties agree that all Representations and Warranties, unless stated otherwise below, apply to Haleko, Aktivkost, Food-Tech, HPH and the Subsidiaries (as listed in Schedule 7.1 (b)). As far as Sports Direct Ltd., Power Gym Ltd. and Multipower Nutrition S.a.r.l. are concerned, the Representation and Warranties (except for section 7.1 of this Agreement) are only given to the Seller’s Knowledge.

7.1	Organisation

(a)
Haleko, Aktivkost, Food-Tech and HPH (the "Companies") and the Subsidiaries are duly organised and validly existing under the laws of Germany or any other laws of the country of incorporation. The statements contained in paragraph A and C and D of the Preamble to this Agreement are correct and complete. The statements contained in paragraph B of the Preamble to this Agreement are, to Sellers’ knowledge, correct and complete in all material respects.

(b)
The Companies have no direct or indirect subsidiaries or affiliates and own no security or similar interest in any company or entity except for as disclosed in Schedule 7.1 (b) (the entities disclosed in Schedule 7.1 (b) are referred to herein as the “Subsidiaries”).

(c)
The Sellers have delivered to the Purchasers a complete and correct copy of the current version of the valid articles of association of the Companies. Except for the shareholder resolution described in section 5.3 of this Agreement and except for as disclosed in Schedule 7.1 (c), there are no applications to the commercial register regarding changes of the articles of association which have not been registered and no shareholder resolutions which must be registered and have not yet been filed with a commercial register.

(d)
The Companies and the Subsidiaries have all material governmental and other authorisations, licenses or permits necessary to carry on their respective business as now conducted, except where the failure to have such authorization, license, or permit would not have a Material Adverse Effect on the Companies or the Subsidiaries

7.2	Capitalisation and Dividends

(a)	[Intentionally left blank]

(b)
Seller 1 owns the Share and Participation 2, and Seller 2 owns Participation 1. Seller 1 has the unrestricted power and authority to dispose of the Share and Participation 2, and Seller 2 has the unrestricted power and authority to dispose of Participation 1.

(c)
The Share and the Participation as well as all shares in the Subsidiaries have been validly issued, are free of any encumbrances and are fully paid in, and no event has occurred which could be regarded as a repayment of share capital. Neither the Share, the Participation nor the shares in any of the Subsidiaries are subject to or have been issued in violation of pre-emptive or similar rights. No options or other rights to acquire shares in the Companies or any of the Subsidiaries have been granted. Neither the Share, the Participation nor any of the shares in any of the Subsidiaries are subject to any voting or trust agreements or arrangements or shareholders' agreement and sub-participation or similar rights.

(d)
Since 1 January 2005 neither the Sellers nor any of the affiliated companies of the Sellers has directly or indirectly withdrawn any amount of cash from the Companies or any of the Subsidiaries and no direct or indirect payments have been made by the Companies or any of the Subsidiaries to any of the Sellers or any of Sellers' affiliated companies other than in the ordinary course of business and on arms’ length terms and the measures which led to the receivable mentioned in section 2.7 of this Agreement.

7.3	No insolvency proceedings

Neither the Companies nor any of the Subsidiaries have incurred the obligation to initiate bankruptcy, insolvency or judicial composition proceedings. To the Seller’s Knowledge, no bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under the laws under which the Companies or any of the Subsidiaries, as applicable, are registered and, to the Seller’s Knowledge, there exist no circumstances which would justify the opening of such proceedings or the avoidance, challenge or rescission of this Agreement under the German Insolvency Code.

7.4	Financial statements

To the Seller’s Knowledge, the audited financial statements of Haleko and the financial statements of the other Companies, each for the period ended 30 April 2005, as attached as copies in Schedule 7.4 (a) (the “Financial Statements”) are true and accurate in all material respects, have been prepared in accordance with the rules of the German Commercial Code and with generally accepted German (or other locally applicable) accounting standards and present, in all material respects, a true and fair view of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Companies. To the Seller’s knowledge, the Companies, on a consolidated basis do not have any material contingent liabilities other than those shown in the Financial Statements or incurred in the ordinary course of business or except such liabilities which would not have a Material Adverse Effect on the Companies.

7.5	Records

To the Seller’s Knowledge, all material accounts, books, financial and other records (the “Records”) of the Companies and each of the Subsidiaries have been fully, properly and accurately maintained, in all material respects, to a standard appropriate for the Records, are in the possession or under the control of the Companies or the Subsidiaries, as applicable, and provide a fair and accurate representation of the Companies' and each of the Subsidiaries’ business in all material respects.

7.6	Absence of certain changes

Since April 30, 2005:

(a)
the Sellers have not resolved to distribute any dividends and no such distribution has taken place nor have the Companies or any of the Subsidiaries made other payments to the Sellers or any affiliate thereof other than in an arm's length transaction in the ordinary course of business; and

(b)
no transaction has taken place or has been initiated relating to the Companies, any of the Subsidiaries or any of their respective assets other than in the ordinary course of business or other than stated in this Agreement, the schedules and exhibits thereto or disclosed to the Purchasers or Atlantic Grupa or their advisors in the Data Room (as defined below), except as such transaction that would not have a Material Adverse Effect on the Companies or any of the Subsidiaries, as applicable.

7.7	Title to and condition of the assets

The Companies and any of the Subsidiaries:

(a)
except as stated in Schedule 7.7(a), hold unrestricted title to, or are authorized to use, all material assets necessary for their business operation. No assets are encumbered by third party rights with the exception of statutory pledges, reservations of title and security transfers of title as well as other encumbrances entered into in the normal course of business (e.g. bank loan agreements); and

(b)	their material machinery and equipment currently used is in proper working conditions in all material respects except for normal wear and tear and except as listed in Schedule 7.7.(b),

except for the inaccuracy of the foregoing representations (a) and (b) that would not have a Material Adverse Effect on the Companies and any of the Subsidiaries.

7.8	Loan

Seller 1 has legal and beneficial title to the Loan of which as of the date of this Agreement are outstanding no more than € 831,918.76. The Loan is free of any encumbrances or other third party rights. No payments on the Loan have been made since 30 April 2005.

7.9	Material information

Information has been made available to the Purchasers and Atlantic Grupa and their advisors in a data room (the “Data Room”), the index for which (the “Index”) is attached hereto as Exhibit 7.9.

7.10	Taxes

To the Sellers’ Knowledge, the Companies and the Subsidiaries have submitted all material tax returns, relating to any domestic and foreign taxes required to be filed in the 3 (three) years prior hereto, and all material Taxes imposed on the Companies and/or the Subsidiaries and due in the relevant period have been paid or have been provided for in the relevant balance sheet of the Companies or the Subsidiaries, as applicable. "Tax" or "Taxes" shall mean any taxes, charges, duties, and levies of any kind imposed by any federal, state, local or foreign governmental authority competent for the imposition of such tax.

To the Sellers' Knowledge, the consummation of the sale and transfer of the Participation 1 and Participation 2 to Purchaser 1 and Purchaser 2 respectively should in view of the supplemental tax balance sheets kept for Seller 1 and Seller 2 in relation to the Participation 1 and Participation 2 and loss carried forward not cause additional trade tax burdens for Haleko and/or Purchaser 1 and Purchaser 2.

7.11	Employees

(a)
Schedule 7.11 (a) to this Agreement is a complete and correct list of all employees and apprentices as well as free-lancers (freie Mitarbeiter) rendering services for the Companies and the Subsidiaries. Copies of the standard employment agreements currently used for newly hired employees of Haleko are included in Schedule 7.11 (a).

(b)	No pension or retirement schemes or any other similar commitments or arrangements with any managing director or employees have been made or promised by the Companies or any of the Subsidiaries.

(c)
Schedule 7.11 (c) contains a complete and correct list of all collective bargaining agreements (including firm-wide) and works agreements, in house labour practices (betriebliche Übungen) and general promises made to all employees (Gesamtzusagen).

(d)	Schedule 7.11 (d) contains a complete and correct list of all present implementation agreements (Interessenausgleiche) and social plans (Sozialpläne) of the Companies or the Subsidiaries.

(e)
Complete and correct copies of all individual employment agreements, each in their current version, including all supplemental agreements, amendments and side letters, (i) between Haleko and Michael Krüger and (ii) for any employee of the Companies or the Subsidiaries whose annual compensation exceeds € 60,000 (sixty thousand Euros) and/or have a notice period for termination of the employment agreement longer than pursuant to statutory law have been provided to the Purchasers, and such agreements are listed in Schedule 7.11 (e). In particular, there is no service agreement between Philip Cooper and the Companies or any of the Subsidiaries.

(f)
No managing director (Geschäftsführer) or member of the senior management (leitender Angestellter) of the Companies and the Subsidiaries has terminated or, to the Seller’s Knowledge, declared an intention to terminate the employment relationship.

7.12	Intellectual property

(a)
The Companies or any of the Subsidiaries, as applicable, own, are authorized to use without any material restriction or have acquired valid licences to all industrial and intellectual property rights, including, without limitation, patents, design patents, utility models, trademarks, names, designations, know-how and recipes listed in Schedule 7.12(a) (the "Intellectual Property Rights"). Other than the Intellectual Property Rights, no industrial and intellectual property rights are required to carry on the business of the Companies or any of the Subsidiaries as presently conducted except for the incorrectness of such representation that would not have a Material Adverse Effect on the Companies and the Subsidiaries.

(b)	To the Seller’s Knowledge,

(1)
none of the Intellectual Property Rights owned by the Companies or the Subsidiaries are encumbered and all Intellectual Property Rights have been duly maintained, except for the incorrectness of such representation that would not have a Material Adverse Effect on the Companies and the Subsidiaries;

(2)	except as listed in Schedule 7.12(b) Part 1, no such Intellectual Property Right is challenged by any third party (including, without limitation, registration authorities); and

(3)
except as listed in Schedule 7.12(b) Part 2, no exclusive licenses to third parties in respect of any Intellectual Property Rights owned by the Companies or any of the Subsidiaries have been granted to any third party, except that the incorrectness of such representation would not have a Material Adverse Effect on the Companies and the Subsidiaries.

(c)
To the Seller’s Knowledge, the consummation of the transactions contemplated under this Agreement will not result in a loss or impairment of the right to own or use any of the Intellectual Property Rights nor will such performance require the consent of any third party.

(d)
The Companies or any of the Subsidiaries, as applicable, own, are authorized to use without any material restrictions or have acquired valid licences to all hardware, software and other information technology systems (the "IT-Rights") which are currently used in the business of the Companies or any of the Subsidiaries as presently conducted, except for the incorrectness of such representation that would not have a Material Adverse Effect on the Companies and the Subsidiaries.

(e)
To the Seller’s Knowledge, the consummation of the transactions contemplated under this Agreement will not result in a loss or impairment of the right to own or use any of the IT-Rights nor will such performance require the consent of any third party.

7.13	Real property

(a)
Haleko is the sole and unrestricted owner of the real property used by the Companies or any of the Subsidiaries in Bleckede in particular the real property registered in the land register of Bleckede kept at the local court of Lüneburg, volume 51, page 1289 (the “Property”). The Property is free and clear of any material liens, encumbrances and rights of third parties other than those reflected in the excerpt from the land register attached hereto as Exhibit 7.13.

(b)
Other than the Property, neither the Companies nor any of the Subsidiaries own any other real property or rights similar to real property (grundstücksgleiche Rechte) including, without limitation, hereditary building rights (Erbbaurechte).

(c)
To the Seller’s Knowledge, no material agreements or other legal transactions have been entered into which would constitute any obligation for the Companies or any of the Subsidiaries to effect any conveyance, agreement "in rem", consent or other act leading to any material encumbrance of the Property.

(d)
To the extent any land or building used by the Companies or any of the Subsidiaries is not part of the Property, the Companies and/or any of the Subsidiaries are authorized to use such land and/or buildings under legally valid lease agreements or similar legal instruments (the "Leases"), and, to the Seller’s Knowledge, such Leases have not been terminated (whether unilaterally by either party thereto or by mutual agreement) or materially amended. To the Seller’s Knowledge, the consummation of the transactions contemplated herein will not give the other party to the Leases any right to terminate the Leases.

7.14	Litigation

No material legal disputes and regulatory proceedings (including, without limitation, criminal and administrative investigations) to which the Companies or the Subsidiaries are a party or subject to are pending except as stated in Schedule 7.14.

7.15	Violation of agreements and law, change of control

To the Seller’s Knowledge and except as set forth in Schedule 7.15

(a)
the conclusion, execution or completion of this Agreement does not infringe the articles of association, partnership agreements or by-laws of the Companies or the Subsidiaries nor any material agreements, restrictions or any other regulations to which the Sellers or the Companies or any of the Subsidiaries are subject;

(b)
the conclusion, execution or completion of this Agreement will not result in, or give rise to, a termination of, or changes to, any written agreements and arrangements or governmental or other authorisations, licenses or permits which are material for the businesses of the Companies and the Subsidiaries;

(c)
the Companies are in compliance with all applicable statutes, regulations and other provisions as well as all judgments, decrees, permits or other rulings or decisions by any court, arbitration tribunal or other authority with respect to the conduct and continuation of its present or previous business operations, except as the inaccuracy of the foregoing representations would not have a Material Adverse Effect on the Companies and any of the Subsidiaries.

7.16	Material Agreements

(a)
Except for the Loan, Schedule 7.16 (a) completely and correctly lists all agreements of the Companies and/or any of the Subsidiaries which require annual or lump-sum payments in excess of € 150,000 (one hundred fifty thousand Euros) and which have not yet been completely fulfilled as of the date hereof (nicht vollständig erfüllte Verträge) (the "Material Agreements"), including without limitation, the following:

(1)	Agreements relating to the acquisition, sale or encumbrance of real property or rights similar to real property;

(2)	agreements relating to the acquisition or sale of other fixed assets (Gegenstände des Anlagevermögens);

(3)	rental or leasing agreements;

(4)	license agreements entered into as licensor or licensee;

(5)
loan or other credit agreements entered into as lender or borrower (except customary extensions of payment dates for receivables or payables granted or received in the ordinary course of business) as well as factoring agreements;

(6)	guaranties, suretyships (Bürgschaften), assumption of debts (Schuldübernahme, Schuldbeitritt), comfort letters or similar legal instruments of any kind issued by the Companies and the Subsidiaries;

(7)	agreements with authorized dealers (Vertragshändler) or commercial agents (Handelsvertreter) or other distribution agreements;

(8)	the agreements in place with the ten largest customers and suppliers of the Companies and the Subsidiaries,

(9)	joint venture, cooperation or similar agreements with third parties as well as any agreements which may have a restrictive impact on competition.

(b)
Except as listed in Schedule 7.16 (b) Part 1 and to the Seller's Knowledge, all of the Material Agreements that are subject to German law are legally binding and none of the Material Agreements have been terminated, and to the Seller’s Knowledge, no party to a Material Agreement has stated its intention to terminate such agreement.  Except as listed in Schedule 7.16 (b) Part 2 and to the Seller's Knowledge, no counterparty to any Material Agreement will have any consent right, right to terminate, amend or otherwise modify any Material Agreement for any reason in connection with provisions of this Agreement and its consummation.

7.17	[Intentionally left blank.]

7.18	Insurances

Schedule 7.18 contains a complete and correct list of all insurance policies taken out by, or for the benefit of, the Companies or any of its Subsidiaries or its assets or business operations. All such insurance contracts are valid, and no material claims are outstanding. To the Sellers’ Knowledge, the respective policy holder has fulfilled all its obligations (including premium payments) under the respective insurance policies. None of the insurance policies listed in Schedule 7.18 will terminate upon the execution or consummation of this Agreement.

7.19	Environmental matters

To the Sellers’ Knowledge,

(a)
the real property owned and/or used by the Companies or any of its Subsidiaries is free from any environmental contamination of soil, soil air, water or groundwater (in particular pollutants, contaminants, harmful soil changes, suspect areas, residual contamination or suspect residual contamination pursuant to § 2 para. 3-6 of the Federal Soil Protection Act [BBodSchG]) and there are no asbestos or other harmful, in particular health endangering or other substances used in the built-on buildings which would entitle the competent authorities to order an investigation, monitoring, clean-up, securing measure, containment or other measure under Environmental Law or which would lead to a liability to third parties. Environmental Law means any (binding) law (including, without limitation, statutory and common law), regulation or permit (including any technical standards or standards of conduct applicable thereunder) relating or imposing liability for the protection of the environment or of safety and health;

(b)
neither the Companies nor any of its Subsidiaries have received any unresolved written or other notice or order from any governmental authority or third party, and no administrative or governmental or private action, suit, investigation or proceeding is pending and has been asserted or threatened in writing or otherwise against the Companies or any of its Subsidiaries which alleges a violation of any Environmental Law or requires any investigation, monitoring, clean-up, securing measure or other remedial action with respect to any environmental contamination or the use of harmful substances;

(c)
the Companies and its Subsidiaries have obtained all material environmental permits required for its operations (as presently conducted) in accordance with all applicable Environmental Law and are, in all material respects, in compliance with the terms of such permits and Environmental Law, and none of the Companies or any of its Subsidiaries has received any written or other notice from any competent authority that such authority intends to cancel or revoke or vary or modify (to their detriment) any environmental permit.

except as the inaccuracy of the foregoing representations would not have a Material Adverse Effect on the Companies and any of the Subsidiaries.

7.20	Knowledge

“Sellers’ Knowledge” in the meaning of this section 7 is actual knowledge (positive Kenntnis) of the current legal representatives of the Sellers (i.e. Bruce Wood, Joseph Baty, Philip Cooper, Bruno Iversen, Micheal Krüger) as well as Kay Pingel (the "Representatives") or exists if any of the Representatives should have been aware (grobfahrlässige Unkenntnis) of the fact or circumstance covered by the relevant Representations and Warranties.

7.21	Exclusion of warranty

Except for wilful misrepresentation (Arglist) by the Sellers, any warranty claim according to this section 7 is excluded as far as the underlying facts are known to the Purchasers, Atlantic Grupa and their advisors. Such knowledge shall be deemed to exist if the relevant information giving rise to such claim was contained in the Data Room, the content of which is summarised in the Index or if the information was given in writing to the Purchasers, Atlantic Grupa or their representatives or their advisors and is listed in Schedule 7.21.

7.22	Material Adverse Effect

“Material Adverse Effect” means any change or effect that is materially adverse to the financial condition, the business operations or the results of business operations of the Companies or the Subsidiaries, as applicable, and which affects the profit and loss account (Gewinn- und Verlustrechnung) of such entity adversely by an amount of more than € 200,000. The following circumstances shall in no event constitute a Material Adverse Effect regardless of their financial impact: Any change or effect arising out of (i) changes of general economic conditions (including, but not limited to, general operations of the capital markets) or of conditions generally affecting companies in the industries in which the Companies and/or any of the Subsidiaries operate, (ii) disruptions to any business of the Companies and/or any of the Subsidiaries attributable to the transactions contemplated by this Agreement or its announcement and (iii) changes in laws or the interpretation thereof.

7.23	Multiple violations

If the same or a related set of facts violates more than one of the Representations or Warranties, the Purchasers shall be entitled to claim damages as per section 8.2 below only once.

8.	CONSEQUENCES OF INCORRECT REPRESENTATIONS AND WARRANTIES

8.1	Notification and repair period

Should any of the Representations and Warranties be entirely or partially incorrect, incomplete or not accurate, the Purchasers shall inform the respective Seller(s) that has or that have breached the respective Representations and Warranties as soon as reasonably practical to set a time limit to the respective Seller or the respective Sellers of at least 4 (four) weeks to bring about a situation which is in accordance with this Agreement (the “Repair Period”).

8.2	The Sellers’ obligation

Subject to sections 8.5 and 8.6 hereof, by the end of the Repair Period the respective Seller or the respective Sellers are obliged to effect the situation which would have existed if the Representations and Warranties had been correct, complete or accurate (Naturalrestitution). Should this not happen in time or should such repair be impossible, Sellers shall compensate the Purchasers for any loss or damage, suffered by the Companies, the Subsidiaries and/or the Purchasers by reason of such breach subject to sections 8.5 and 8.6 hereof by payment of monetary damages only.

8.3	Other remedies

Any and all further rights, in particular any and all rights to withdraw from or rescind this Agreement and any and all further rights regarding warranties, out of pre-contractual obligations, breach of contract etc. are excluded unless the respective Seller or the respective Sellers has or have acted with intent.

8.4	Periods for asserting remedies

Any rights or claims of the Purchasers for violation of Representations and Warranties shall become time-barred (verjähren) after a period of 12 (twelve) months from the date hereof. The aforesaid limitation period shall be extended (gehemmt) in the event of the initiation of civil proceedings as defined in section 204 (1) no. 11 BGB and in case of negotiations according to section 203 BGB. In case of a re-initiation (Neubeginn) of the period of limitation as defined in section 212 of the BGB, the new period of limitation shall be the longer of six months or the remainder of the initial period of limitation.

8.5	De minimis provision

Any warranty rights pursuant to this Agreement (including any and all rights under this section 8 but excluding any claims for indemnification pursuant to sections 9.1 and 9.2 of this Agreement) exist only if they exceed € 150,000 (one hundred fifty thousand Euros) in each individual case, and then only to the extent that they exceed in the aggregate € 400,000 (four hundred thousand Euros) (Freigrenze).

8.6	Limitation of liability

The aggregate liability of the Sellers for all rights out of Representations and Warranties, excluding the claims for indemnifications pursuant to sections 9.1 and 9.2 of this Agreement, is limited to a total amount equal to 20% of the Total Purchase Price. For the calculation of the aforesaid limitation of liability, any reasonable costs and expenses incurred by the Sellers for a restitution in kind in accordance with section 8.2 shall be taken into account, always provided, however, that such restitution in kind has been successful.

8.7	Non-applicability of section 444 BGB and section 377 of the German Commercial Code

(a)
The Parties agree that section 444, second alternative BGB concerning the invalidity of clauses limiting a Sellers’ liability in cases of such Sellers’guarantees of certain characteristics (Beschaffenheitsgarantien) of an object of sale is not applicable to the Sellers' Representations and Warranties. In the event that section 444, second alternative BGB should be applicable irrespectively hereof, Purchasers hereby irrevocably waive its rights to claim any damages under this Agreement to the extent such damage claims would not exist without application of section 444, second alternative BGB.

(b)	The Parties agree that section 377 of the German Commercial Code shall not be applicable.

9.	UNDERTAKINGS OF SELLERS AND PURCHASERS

9.1	1998 Agreement

The Sellers are of the opinion that no obligations of the Companies or the Subsidiaries exist vis-à-vis Wolfgang Brandt and Eberhardt Schlüter regarding the deferred cash payments according to section 2.3(c) and (d) of the Stock Purchase Agreement between Weider Nutrition Group Inc., Wolfgang Brandt and Eberhardt Schlüter of 9 July 1998. However, the Sellers shall hold the Purchasers free and harmless from any claims by Wolfgang Brandt and Eberhardt Schlüter existing against Haleko pursuant to section 2.3 (c) and (d) of the aforesaid agreement if and to the extent to which the Sellers or any of its direct or indirect shareholders are authorized to assume the defence against such claims and are in charge of any litigation in connection therewith. Any settlement entered into by Haleko with regard to the aforesaid subject matter shall require the prior written consent of Sellers, such consent not to be unreasonably withheld.

9.2	Tax indemnification of Purchasers

(a)
The Purchasers are aware of the fact that the Companies are currently subject to a tax field audit for assessment periods 1.1.1998 - 30.4. 2003. For Haleko the competent tax office intends to recognize additional taxable profit, inter alia, in the amount of DEM 5.26 million. The Sellers furnished the Purchasers with a memorandum prepared by the law firm Latham & Watkins LLP dated June 9, 2005 dealing with the merits of the arguments raised by the tax office with regard to such additional income recognition. The Parties assume that the on-going tax field audit at the level of the Companies will not have been finalized prior to signing of this Agreement. Therefore, the Parties agree as follows:

(1)
The Sellers shall indemnify the Companies for 80% of any negative impact arising from the field audit conducted by the tax authorities in spring 2005, provided such tax audit has a direct negative cash-effect of taxes payable in excess of an exemption threshold (Freibetrag) of € 100,000, which has to be borne by the Purchasers anyway, and cannot be compensated by existing loss carry-forwards, any other positive future tax effects (such as depreciation allowances, write-downs or other allowances for income tax purposes; input tax deductions for VAT purposes etc., excluding future loss carry forwards), or any other compensatory effect for the benefit of any of the Companies or the Purchasers. The total exposure of the Purchasers and the Companies in excess of the aforesaid exemption threshold shall be limited to € 100,000; the Purchasers and the Companies shall, however, pick up the tax bill for those taxes which will result in compensatory tax effects in subsequent years. Example: The tax field audit will result in additional cash tax payments of the Companies in the amount of € 500,000. Compensatory tax effects are € 100,000 which are economically borne by the Companies; an additional € 160,000 will be paid by the Companies and € 240,000 by the Sellers. If the additional tax payments amount to € 1 million, and no compensatory effects will occur, the Companies will bear € 200,000 whereas the Sellers will bear € 800,000.

(2)
The aforesaid tax indemnity shall be contingent upon the Sellers’ remaining in joint control with the Purchasers - each at his own costs of any negotiations with, and proceedings or litigation against, the tax authorities as far as the afore-mentioned tax audit is concerned. The Purchasers are aware of the fact that Seller 1 is also subject to the afore-mentioned tax field audit and that the recognition of additional taxable profit in the amount of DEM 5.26 million may have an impact on Seller 1 as well. As a consequence, the Companies and the Purchasers agree, to handle the afore-mentioned tax field audit in good faith together with the Sellers. This shall include to negotiate with this tax authorities, reach agreements and settlements, instigate legal proceedings and represent the Companies and the Purchasers, as the case may be, in such proceedings. The Companies and the Purchasers undertake to (i) cooperate with Seller 1 to the extent legally possible, (ii) to provide Seller 1 with any information required and (iii) subject to mutual agreement, to make any statement, election or other declaration which for statutory purposes or for any other reason the Companies or the Purchasers, respectively have to make in person.

(b)
Section 9.2(a) shall apply accordingly to any tax field audits at the Companies covering any periods prior to or including the date hereof, provided that such field audit is completed before the fourth anniversary of the date of this Agreement.

(c)
This section 9.2 shall take priority and deal exclusively with any taxes payable by any of the Companies or the Purchasers, as the case may be, due to any tax field audits referred to in subsections (a) and (b) above.

9.3	Tax indemnification of Sellers

To the extent the Sellers incur any Taxes in their capacity as former partners of Haleko, which (i) are attributable to the period between the Effective Date and the date of this Agreement and (ii) are not related to transactions of Haleko outside of the ordinary course of business, the Purchasers will indemnify and hold harmless Sellers from any such Taxes.

9.4	Use of the name “Weider”

The Purchasers undertake not to use the name “Weider”, or any other marks, trade names or similar right currently used by the Sellers, in its future business, and to use its best endeavours to cause the Companies and the Subsidiaries to purge such name from all materials, letterheads, signs, and any other media in which the Companies or the Subsidiaries display such name, unless otherwise expressly provided by agreement between the Sellers and/or their respective subsidiaries and the Companies and/or the Subsidiaries.

9.5	Parent guarantees

(a)
Pursuant to a guarantee attached to this Agreement as Appendix 9.5 Weider Nutrition Group, Inc. guarantees all of the Sellers' obligations under this Agreement in an amount equalling 20 % of the Total Purchase Price.

(b)
Atlantic Grupa hereby declares to guarantee (i) all of the Purchasers' obligations under this Agreement and (ii) up to an amount equalling 20 % of the Total Purchase Priceany claims the Sellers have against Haleko due to claims raised against the Sellers from creditors of Haleko based on the continuing liability (Nachhaftung) of the Sellers pursuant to section 160 HGB.

9.6	Weider Spain Surety

The Purchasers shall procure that Weider Nutrition S.L. is released from the Weider Spain Surety and shall hold the Sellers and Weider Nutrition S.L. free and harmless from any claims arising from the surety.

10.	COSTS

Each Party shall bear the cost of its own legal and other advisers incurred in connection with the negotiation, execution and completion of this Agreement and the transaction contemplated hereby as well as any personal taxes arising therefrom. All transfer taxes, notaries' and court charges in connection with the execution and completion of this Agreement shall be borne by the Purchasers.

11.	GOVERNING LAW AND LANGUAGE, DISPUTES

11.1	German law

This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany excluding the United Nations Convention on the International Sale of Goods (CISG).

11.2	English language

The authentic text of this Agreement shall be the English text, except that in case of any conflict between any English term herein and the German translation thereof placed immediately following it in parenthesis, the German translation shall be binding.

11.3	Arbitration

Any disputes arising out of or in connection with this Agreement or the breach, termination or invalidity thereof shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules in the version effective on the date hereof. The appointing authority shall be the President of the Hamburg Court of Appeals (Präsident des Hanseatischen Oberlandesgerichts in Hamburg). The number of arbitrators shall be three. The place of arbitration shall be Hamburg. The language to be used in the arbitral proceedings shall be English.

12.	MISCELLANEOUS

12.1	Assignment of Rights and Obligations

(a)	This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto.

(b)
The Purchasers may transfer or assign this Agreement or any rights or obligations hereunder to any of their affiliated entities (within the meaning of Section 15 et seq. of the German Stock Corporation Act) without prior written consent provided that the respective Purchasers remain liable for all obligations of such Purchasers under this Agreement.

12.2	Entire agreement

This Agreement sets forth the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all negotiations and previous agreements - whether oral or in writing - with respect to such subject matter.

12.3	Severability

If any of the provisions of this Agreement shall be or become invalid, this shall not affect the validity of the remaining provisions. The Parties undertake to replace any invalid provisions by such provisions as shall come as close as possible to their commercial intentions in a legally valid manner. The same shall apply if this Agreement should contain an unintentional gap.

12.4	Confidentiality

The Parties shall keep this Agreement confidential and shall only make public announcements as to its contents upon mutual agreement. This obligation does not apply to any disclosure required under the applicable laws, by governmental regulatory bodies, under banking covenants or stock exchange regulations to which a Party or its affiliate is subject. The contents of such disclosure will be communicated to the other Party promptly after the disclosure.

12.5	Amendment

No amendment to this Agreement shall be of any effect unless it is in writing and signed for or on behalf of the Parties, subject to any requirement for notarisation. This shall also apply to any amendment of this section 12.5.

12.6	Headings

The headings in this Agreement are inserted for convenience only and shall not affect the interpretation thereof.

12.7	Notices

Any notices provided or required under the terms of this Agreement shall be given in writing and shall be effective immediately when provided by facsimile transmission or personal delivery, or 5 (five) days after being sent by internationally recognised courier, and addressed as follows:

(a)	If to Weider Nutrition GmbH:

Weider Nutrition GmbH
c/o Latham & Watkins LLP
Attn.: Dr. Holger Iversen
Warburgstraße 50, 20354 Hamburg
Germany
Fax-No.: ++49 40 414 03 130

(b)	If to Haleko Management GmbH

Haleko Management GmbH
c/o Latham & Watkins LLP
Attn.: Dr. Holger Iversen
Warburgstraße 50, 20354 Hamburg
Germany
Fax-No.: +49 40 414 03 130

(c)	If to the Purchasers:

Atlantic Grupa d.o.o.
Attn.: Mr. Neven Vrankovic
Turinina 3, 10010 Zagreb
Croatia
Fax-No.: + 385 1 24 13 901

with a copy to

Freshfields Bruckhaus Deringer
Attn. Dr. Steffen Leicht
Alsterarkaden 27, 20354 Hamburg
Germany
Fax-No. + 49 40 36 90 61 55

IN WITNESS WHEREOF the Parties have executed this Agreement on the date first above written.

Weider Nutrition GmbH
by: Bruno Iversen

________________________

Haleko Management GmbH
by: Michael Krüger

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Atlantic Grupa
by: Emil Tedeschi

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Hopen Investments BV
by: Emil Tedeschi

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Svalbard Investments GmbH
by: Emil Tedeschi

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